EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION ANNOUNCES

FOURTH QUARTER 2013 RESULTS AND FULL YEAR 2013 RESULTS

•                  Fourth quarter 2013 net income of $10.3 million, or $0.38 per share

•                  ABF Freight fourth quarter profit generated by business and pricing increases and improved cost structure following implementation of its new labor agreement

•                  Panther’s operating income nearly tripled in fourth quarter

•                  Emerging, non-asset-based businesses represent 25% of total 2013 consolidated revenue

(Fort Smith, Arkansas, January 30, 2014) — Arkansas Best Corporation (Nasdaq: ABFS) today reported results for the fourth quarter and full year 2013 that reflected solidly improved profitability at ABF Freight System, Inc., Panther Expedited Services and revenue growth at Arkansas Best’s other emerging, non-asset based businesses.

Arkansas Best’s 2013 revenue was $2.3 billion, an increase of 11% compared to $2.1 billion in 2012. Arkansas Best had 2013 net income of $15.8 million, or $0.59 per share, compared to a net loss of $7.7 million, or $0.31 per share, in 2012.

Arkansas Best’s fourth quarter 2013 net income was $10.3 million, or $0.38 per share, compared to a fourth quarter 2012 net loss of $7.9 million, or $0.31 per share.  Excluding adjustments for non-operational items that are identified in the attached reconciliation table, Arkansas Best had fourth quarter 2013 net income of $8.4 million, or $0.31 per share.  Arkansas Best’s fourth quarter 2013 revenue was $578.5 million compared to revenue of $537.0 million in the fourth quarter of 2012.

“After a very challenging year in which we negotiated and implemented a new five-year labor agreement with the International Brotherhood of Teamsters, I am very pleased to report that ABF Freight ended the year with solid profitability, substantially reversing the unacceptable trend of losses in 2012,” said Arkansas Best President and Chief Executive Officer Judy R. McReynolds. “While that lengthy process was ongoing, we continued to make important strategic investments in our emerging businesses, all of which reported increased revenues and are well positioned for additional growth in 2014.”

McReynolds added that the company as a whole now has greater stability and resources with which to continue providing the holistic transportation and logistics solutions sought by customers. “Everyone at Arkansas Best and our operating companies is energized by the opportunities in front of us. We are working hard to offer a more easily accessible range of services along with the traditional high level of personal commitment to a job well done that our customers have come to expect.”

ABF Freight System, Inc.

Increased business levels and improved account pricing were the primary factors that contributed to fourth quarter 2013 profitability at ABF Freight.  A better customer shipping environment and a more stable economy provided additional shipments in the ABF Freight network.  This resulted in greater capacity utilization that contributed to improved fourth quarter results.  In addition, cost savings related to the early November implementation of ABF Freight’s new labor agreement positively impacted the quarter.

Increased fourth quarter pricing at ABF Freight was the result of continued focus on individual account profitability and a stable yield environment throughout the LTL industry.  The company believes the clarity that resulted from the resolution of ABF’s labor agreement was another positive factor contributing to higher average rates on fourth quarter ABF shipments.

Emerging, Non-Asset-Based Businesses

Panther Expedited Services, Inc. experienced significant improvement in fourth quarter profitability as operating income nearly tripled on higher quarterly revenue.  Increased demand for the premium services offered by Panther occurred in the majority of customer industries it serves, thus allowing for solid pricing and margin expansion throughout the fourth quarter.

All of the remaining non-asset-based businesses experienced growth in fourth quarter revenue, highlighted by the Domestic & Global Transportation Management segment that increased quarterly revenue by 43% and generated a slight increase in operating income.  Strategic investments in additional personnel, information technology and other resources impacted the level of profitability in this segment and contributed to a decline in fourth quarter profitability at the Household Goods Moving Services segment.  However these investments, that are important for future growth and improved customer service, are expected to positively impact the long-term results of these businesses.  Additional revenue of 14% at the Emergency & Preventative Maintenance segment resulted in an operating income increase of 80% related to improved pricing and cost controls, as well as labor efficiencies associated with increased maintenance-event volume.

For full year 2013 together, Arkansas Best’s emerging non-asset-based businesses demonstrated strong, positive increases in revenue and operating margins and produced positive cash flow.  Because of continued growth throughout the year, these businesses now represent 25% of total consolidated revenue and contributed significantly to Arkansas Best’s operating results.  On a combined basis throughout 2013, the non-asset-based businesses generated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $28.0 million.

Capital Expenditures

In 2013, total net capital expenditures amounted to $24 million, including approximately $3 million of revenue equipment for ABF Freight.  ABF Freight 2013 revenue equipment purchases were significantly below normal due to the delayed implementation of the labor contract, as described above.  Depreciation and amortization costs on fixed assets equaled $84 million.

For 2014, total net capital expenditures are estimated to be in the range of $90 million to $100 million. This includes approximately $60 million of revenue equipment for ABF Freight, all of which will be replacements. The remainder of expected capital expenditures includes the costs of additional equipment for ABF Freight and the other subsidiaries; real estate improvements; and technology.  Depreciation and amortization costs on fixed assets in 2014 are estimated to be in a range of $85 million to $90 million.

Closing Comments

“As I look ahead to 2014, I am encouraged that we have growth opportunities in many industries and markets we serve, despite my expectations for a slow growing economy overall,” said McReynolds. “Last year we achieved many significant milestones that give us a much stronger ability to compete in an ever-changing marketplace.  We are positioned to effectively respond to our customers who increasingly look to us for ways to help them manage their complex transportation, supply chain and logistics needs.”

Conference Call

Arkansas Best Corporation will host a conference call with company executives to discuss the 2013 fourth quarter and full year results.  The call will be today, Thursday, January 30, at 9:30 a.m. ET (8:30 a.m. CT).  Interested parties are invited to listen by calling (800) 709-0218.  Following the call, a recorded playback will be available through the end of the day on March 1, 2014.  To listen to the playback, dial (800) 633-8284 or (402) 977-9140 (for international callers).  The conference call ID for the playback is 21703284.  The conference call and playback can also be accessed, through March 1, on Arkansas Best’s website at arkbest.com.

Company Description

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a freight transportation services and solutions provider. Through its various subsidiaries, Arkansas Best offers a wide variety of logistics solutions including: domestic and global transportation of less-than-truckload (“LTL”) and full load shipments, expedited ground and time-definite delivery solutions, freight forwarding services, freight brokerage, oversight of roadside assistance and equipment services for commercial vehicles, and household goods moving market services for consumers, corporations, and the military. More information is available at arkbest.com, abf.com and pantherexpedite.com.

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995:  Statements contained in this report that are not based on historical facts are “forward-looking statements.” Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “predict,” “project,” “prospects,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk including, but not limited to, a workforce stoppage by our employees covered under ABF’s collective bargaining agreement or unfavorable terms of future collective bargaining agreements; relationships with employees, including unions; general economic conditions and related shifts in market demand that impact the performance and needs of industries served by Arkansas Best Corporation’s subsidiaries and/or limit our customers’ access to adequate financial resources; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer pension plans; competitive initiatives, pricing pressures and the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates and the inability to collect fuel surcharges; availability of fuel; default on covenants of financing arrangements and the availability and terms of future financing arrangements; availability and cost of reliable third-party services; disruptions or failures of services essential to the use of information technology platforms in our business; availability, timing, and amount of capital expenditures; future costs of operating expenses such as fuel and related taxes; self-insurance claims and insurance premium costs; governmental regulations and policies; future climate change legislation; potential impairment of goodwill and intangible assets; the impact of our brand and corporate reputation; the cost, timing, and performance of growth initiatives; the cost, integration, and performance of any future acquisitions; the costs of continuing investments in technology, a failure of our information systems, and the impact of cyber incidents; weather conditions; and other financial, operational, and legal risks and uncertainties detailed from time to time in Arkansas Best Corporation’s Securities and Exchange Commission public filings.

The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
	(Unaudited)
	($ thousands, except share and per share data)

OPERATING REVENUES	$578,549	$537,042	$2,299,549	$2,065,999

OPERATING EXPENSES AND COSTS	565,047	548,058	2,280,479	2,080,567

OPERATING INCOME (LOSS)	13,502	(11,016)	19,070	(14,568)

OTHER INCOME (EXPENSE)
Interest and dividend income	182	185	681	808
Interest expense and other related financing costs	(903)	(1,409)	(4,183)	(5,273)
Other, net	1,114	(76)	3,893	2,041
	393	(1,300)	391	(2,424)

INCOME (LOSS) BEFORE INCOME TAXES	13,895	(12,316)	19,461	(16,992)

INCOME TAX PROVISION (BENEFIT)	3,549	(4,387)	3,650	(9,260)

NET INCOME (LOSS)	$10,346	$(7,929)	$15,811	$(7,732)

EARNINGS (LOSS) PER COMMON SHARE(1)
Basic	$0.38	$(0.31)	$0.59	$(0.31)
Diluted	$0.38	$(0.31)	$0.59	$(0.31)

AVERAGE COMMON SHARES OUTSTANDING
Basic	25,785,485	25,629,309	25,714,205	25,564,752
Diluted	25,793,366	25,629,309	25,714,205	25,564,752

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.03	$0.03	$0.12	$0.12

(1)         The Company uses the two-class method for calculating earnings per share. This method, as calculated below, requires an allocation of dividends paid and a portion of undistributed net income (but not losses) to unvested restricted stock for calculating per share amounts.

NET INCOME (LOSS)	$10,346	$(7,929)	$15,811	$(7,732)

EFFECT OF UNVESTED RESTRICTED STOCK AWARDS(1)	(505)	(38)	(720)	(149)

ADJUSTED NET INCOME (LOSS) FOR CALCULATING EARNINGS (LOSS) PER COMMON SHARE	$9,841	$(7,967)	$15,091	$(7,881)

ARKANSAS BEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31 2013	December 31 2012
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$105,354	$90,702
Short-term investments	35,906	29,054
Restricted cash, cash equivalents, and short-term investments	1,902	9,658
Accounts receivable, less allowances (2013 — $4,533; 2012 — $5,249)	202,540	180,631
Other accounts receivable, less allowances (2013 — $1,422; 2012 — $1,334)	7,272	6,539
Prepaid expenses	19,016	17,355
Deferred income taxes	37,482	39,245
Prepaid and refundable income taxes	2,061	5,681
Other	6,952	7,185
TOTAL CURRENT ASSETS	418,485	386,050

PROPERTY, PLANT AND EQUIPMENT
Land and structures	245,805	243,699
Revenue equipment	589,902	589,729
Service, office, and other equipment	124,303	119,456
Software	110,998	103,164
Leasehold improvements	23,582	23,272
	1,094,590	1,079,320
Less allowances for depreciation and amortization	700,193	635,292
	394,397	444,028
GOODWILL	76,448	73,189
INTANGIBLE ASSETS, NET	75,387	79,561
OTHER ASSETS	52,609	51,634

	$1,017,326	$1,034,462

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft and drafts payable	$13,609	$13,645
Accounts payable	89,091	84,292
Income taxes payable	1,782	59
Accrued expenses	173,622	158,668
Current portion of long-term debt	31,513	43,044
TOTAL CURRENT LIABILITIES	309,617	299,708

LONG-TERM DEBT, less current portion	81,332	112,941
PENSION AND POSTRETIREMENT LIABILITIES	26,847	104,673
OTHER LIABILITIES	15,041	12,832
DEFERRED INCOME TAXES	64,028	45,309

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 70,000,000 shares; issued 2013: 27,507,241 shares; 2012: 27,296,285 shares	275	273
Additional paid-in-capital	296,133	289,711
Retained earnings	296,735	284,157
Treasury stock, at cost, 1,677,932 shares	(57,770)	(57,770)
Accumulated other comprehensive loss	(14,912)	(57,372)
TOTAL STOCKHOLDERS’ EQUITY	520,461	458,999

	$1,017,326	$1,034,462

Note: The balance sheet at December 31, 2012 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended Ended December 31
	2013	2012
	(Unaudited)
	($ thousands)
OPERATING ACTIVITIES
Net income (loss)	$15,811	$(7,732)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	84,215	85,493
Amortization of intangibles	4,174	2,261
Pension settlement expense	2,111	—
Share-based compensation expense	5,494	6,068
Provision for losses on accounts receivable	2,065	1,524
Deferred income tax benefit	(10,367)	(10,359)
Gain on sale of property and equipment	(153)	(735)
Changes in operating assets and liabilities:
Receivables	(24,200)	508
Prepaid expenses	(1,670)	305
Other assets	(1,015)	961
Income taxes	8,468	2,630
Accounts payable, accrued expenses, and other liabilities	8,571	3,610
NET CASH PROVIDED BY OPERATING ACTIVITIES	93,504	84,534

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net of financings	(26,369)	(37,278)
Proceeds from sale of property and equipment	2,194	6,397
Purchases of short-term investments	(39,605)	(55,858)
Proceeds from sale of short-term investments	32,718	60,730
Business acquisition, net of cash acquired(1)	(4,146)	(180,039)
Capitalization of internally developed software and other	(7,668)	(7,218)
NET CASH USED IN INVESTING ACTIVITIES	(42,876)	(213,266)

FINANCING ACTIVITIES
Borrowing under credit facilities	—	100,000
Payments on long-term debt	(43,176)	(53,000)
Net change in bank overdraft and other	(37)	(7,190)
Net change in restricted cash, cash equivalents, and short-term investments	7,756	43,035
Deferred financing costs	(71)	(1,487)
Payment of common stock dividends	(3,233)	(3,219)
Proceeds from the exercise of stock options	2,785	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(35,976)	78,139

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,652	(50,593)
Cash and cash equivalents at beginning of period	90,702	141,295
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$105,354	$90,702

NONCASH INVESTING ACTIVITIES
Accruals for equipment received	$324	$301
Equipment financed	$36	$37,973

(1)             During second quarter 2013, the Company acquired a privately-held logistics business that has been reported within the Household Goods Moving Services segment.

ARKANSAS BEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
	(Unaudited)
	($ thousands, except per share data)
ARKANSAS BEST CORPORATION — CONSOLIDATED

Net Income (Loss)
Amounts on a GAAP basis	$10,346	$(7,929)	$15,811	$(7,732)
Collective bargaining agreement adjustments, after tax(1)	(1,435)	—	—	—
Tax benefits(2)	(670)	529	(1,436)	(3,180)
Transaction costs, after-tax(3)	—	—	—	1,294
Pension settlement expense, after-tax(4)	169	—	1,290	—
Non-GAAP amounts	$8,410	$(7,400)	$15,665	$(9,618)

Diluted Earnings (Loss) Per Share
Amounts on a GAAP basis	$0.38	$(0.31)	$0.59	$(0.31)
Collective bargaining agreement adjustments, after tax(1)	(0.06)	—	—	—
Tax benefits(2)	(0.02)	0.02	(0.06)	(0.12)
Transaction costs, after-tax(3)	—	—	—	0.05
Pension settlement expense, after-tax(4)	0.01	—	0.05	—
Non-GAAP amounts	$0.31	$(0.29)	$0.58	$(0.38)

ARKANSAS BEST CORPORATION — CONSOLIDATED
Earnings Before Interest, Taxes, Depreciation and Amortization
Net income (loss)	$10,346	$(7,929)	$15,811	$(7,732)
Interest expense	903	1,409	4,183	5,273
Income tax provision (benefit)	3,549	(4,387)	3,650	(9,260)
Depreciation and amortization	20,819	23,764	88,388	87,754
Amortization of share-based compensation	1,915	1,357	5,494	6,068
Amortization of actuarial losses and pension settlement expense	1,228	2,846	10,046	11,385
EBITDA	38,760	17,060	127,572	93,488

Transaction costs, pre-tax(3)	—	—	—	2,129
Adjusted EBITDA	$38,760	$17,060	$127,572	$95,617

(1)                  The ABF collective bargaining agreement, which was implemented November 3, 2013, provided for certain reductions in annual compensated vacation that impacted amounts expensed but not paid in periods prior to fourth quarter 2013.

(2)                  Tax benefit adjustments related to deferred tax asset valuation allowances.

(3)                  Transaction costs associated with the June 15, 2012 acquisition of Panther Expedited Services, Inc.

(4)                  Settlement expense related to the company’s nonunion defined benefit pension plan which was frozen effective July 1, 2013.

Non-GAAP Financial Measures. The company reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in the scheduled conference call could be considered non-GAAP measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results. Management believes EBITDA to be relevant and useful information as EBITDA is a standard measure commonly reported and widely used by analysts, investors and others to measure financial performance and ability to service debt obligations. However, these financial measures should not be construed as better measurements than operating income, operating cash flow, net income or earnings per share, as defined by generally accepted accounting principles. Other companies may calculate EBITDA differently, and therefore the company’s EBITDA may not be comparable to similarly titled measures of other companies.

ARKANSAS BEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31 2013			Three Months Ended December 31 2012
		Depreciation			Depreciation
	Operating	and		Operating	and
	Income	Amortization	EBITDA	Income	Amortization	EBITDA
Premium Logistics & Expedited Freight Services(1)	$3,211	$2,707	$5,918	$1,118	$2,473	$3,591
Domestic & Global Transportation Management	1,409	191	1,600	1,357	119	1,476
Emergency & Preventative Maintenance	907	141	1,048	505	125	630
Household Goods Moving Services	(702)	367	(335)	(107)	242	135
Total non-asset-based segments	$4,825	$3,406	$8,231	$2,873	$2,959	$5,832

	Year Ended December 31 2013			Year Ended December 31 2012
		Depreciation			Depreciation
	Operating	and		Operating	and
	Income	Amortization	EBITDA	Income	Amortization	EBITDA
Premium Logistics & Expedited Freight Services(1)	$6,956	$10,516	$17,472	$2,402	$5,438	$7,840
Domestic & Global Transportation Management	2,973	640	3,613	3,013	364	3,377
Emergency & Preventative Maintenance	3,274	540	3,814	1,935	497	2,432
Household Goods Moving Services	1,850	1,247	3,097	692	769	1,461
Total non-asset-based segments	$15,053	$12,943	$27,996	$8,042	$7,068	$15,110

(1)                                     Depreciation and amortization consists primarily of amortization of intangibles, including customer relationships and software, which were acquired in conjunction with the purchase of Panther Expedited Services, Inc. on June 15, 2012. Amounts for the year ended December 31, 2012 reflect the period from the date of acquisition, June 15, to December 31.

ARKANSAS BEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS

	Three Months Ended December 31				Year Ended December 31
	2013		2012		2013		2012
	(Unaudited)
	($ thousands)
OPERATING REVENUES
Freight Transportation	$436,654		$414,475		$1,761,716		$1,701,495
Premium Logistics & Expedited Freight Services(1)	67,316		61,046		246,849		132,326
Domestic & Global Transportation Management	30,668		21,477		105,223		66,431
Emergency & Preventative Maintenance	35,042		30,704		137,546		115,968
Household Goods Moving Services	16,811		16,377		82,169		77,619
Total non-asset-based segments	149,837		129,604		571,787		392,344

Other revenues and eliminations	(7,942)		(7,037)		(33,954)		(27,840)
Total consolidated operating revenues	$578,549		$537,042		$2,299,549		$2,065,999

OPERATING EXPENSES AND COSTS
Freight Transportation
Salaries, wages, and benefits	$258,757	59.3%	$264,926	63.9%	$1,075,259	61.0%	$1,071,084	62.9%
Fuel, supplies, and expenses	81,946	18.8	82,171	19.8	332,433	18.9	329,284	19.4
Operating taxes and licenses	11,072	2.5	10,823	2.6	43,865	2.5	43,336	2.5
Insurance	4,413	1.0	5,334	1.3	21,823	1.2	20,742	1.2
Communications and utilities	3,492	0.8	3,644	0.9	15,027	0.9	14,713	0.9
Depreciation and amortization	16,810	3.8	20,269	4.9	72,971	4.1	78,672	4.6
Rents and purchased transportation	47,453	10.9	39,897	9.6	180,689	10.3	156,810	9.2
Gain on sale of property and equipment	(90)	—	(132)	—	(576)	—	(711)	—
Pension settlement expense	219	0.1	—	—	1,831	0.1	—	—
Other	2,713	0.5	1,583	0.4	8,361	0.4	7,365	0.5
	426,785	97.7%	428,515	103.4%	1,751,683	99.4%	1,721,295	101.2%

Premium Logistics & Expedited Freight Services(1)
Purchased transportation	$51,072	75.9%	$47,052	77.1%	$188,561	76.4%	$101,559	76.7%
Depreciation and amortization(1)	2,707	4.0	2,473	4.1	10,516	4.3	5,438	4.1
Salaries, benefits, insurance, and other	10,326	15.3	10,403	17.0	40,816	16.5	22,927	17.4
	64,105	95.2%	59,928	98.2%	239,893	97.2%	129,924	98.2%

Domestic & Global Transportation Management	29,259		20,120		102,250		63,418
Emergency & Preventative Maintenance	34,135		30,199		134,272		114,033
Household Goods Moving Services	17,513		16,484		80,319		76,927
Total non-asset-based segments	145,012		126,731		556,734		384,302

Other expenses and eliminations	(6,750)		(7,188)		(27,938)		(25,030)
Total consolidated operating expenses and costs	$565,047		$548,058		$2,280,479		$2,080,567

(1)             Depreciation and amortization consists primarily of amortization of intangibles, including customer relationships and software, which were acquired in conjunction with the purchase of Panther Expedited Services, Inc. on June 15, 2012. Amounts for the year ended December 31, 2012 reflect the period from the date of acquisition, June 15, to December 31.

Note:  See the following page for description of segments.

ARKANSAS BEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS — Continued

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
	(Unaudited) ($ thousands)
OPERATING INCOME (LOSS)
Freight Transportation	$9,869	$(14,040)	$10,033	$(19,800)
Premium Logistics & Expedited Freight Services	3,211	1,118	6,956	2,402
Domestic & Global Transportation Management	1,409	1,357	2,973	3,013
Emergency & Preventative Maintenance	907	505	3,274	1,935
Household Goods Moving Services	(702)	(107)	1,850	692
Total non-asset-based segments	4,825	2,873	15,053	8,042

Other income (loss) and eliminations(1)	(1,192)	151	(6,016)	(2,810)
Total consolidated operating income (loss)	$13,502	$(11,016)	$19,070	$(14,568)

Description of Segments:

•          Freight Transportation includes the results of operations of Arkansas Best’s largest subsidiary, ABF Freight System, Inc.®.

•          Panther Expedited Services, Inc., which was acquired on June 15, 2012, is reported as Premium Logistics & Expedited Freight Services.

•          Domestic & Global Transportation Management includes the company’s transportation brokerage services, ocean container transport, and warehousing services operating as ABF Logistics.

•          Emergency & Preventative Maintenance includes the roadside vehicle assistance and commercial equipment services subsidiary FleetNet America, Inc.

•          Household Goods Moving Services includes Albert Companies, Inc. and Moving Solutions, Inc. which provide services to the consumer, corporate, and military household goods moving market.

Certain reclassifications have been made to the prior year’s operating segment data to conform to the current year presentation. The operating results of Global Supply Chain Services and Supply Chain Services, businesses which provide ocean container transport and warehousing services, have been reclassified from the Freight Transportation segment to the Domestic & Global Transportation Management segment. There was no impact on consolidated amounts as a result of these reclassifications.

(1)             Other income (loss) and eliminations for 2013 includes $1 million of expense for workers’ compensation reserves associated with an insolvent insurance carrier. 2013 also reflects costs of long-term incentive plans that are driven by the company’s total shareholder return relative to its peer group.

ARKANSAS BEST CORPORATION

OPERATING STATISTICS

	Three Months Ended			Year Ended
	December 31			December 31
	2013	2012	% Change	2013	2012	% Change
	(Unaudited)

Freight Transportation (1)

Workdays	61.5	61.5		251.5	252.0

Billed Revenue (2) / CWT	$28.46	$27.83	2.3%	$27.94	$27.90	0.1%

Billed Revenue (2) / Shipment	$377.65	$379.63	(0.5)%	$380.25	$378.55	0.4%

Shipments	1,143,813	1,083,479	5.6%	4,632,150	4,493,491	3.1%

Shipments / Day	18,599	17,618	5.6%	18,418	17,831	3.3%

Tonnage (tons)	758,987	738,947	2.7%	3,152,042	3,048,336	3.4%

Tons / Day	12,341	12,015	2.7%	12,533	12,097	3.6%

(1)             Based on the previously described reclassifications that have been made to the prior year’s operating segment data and statistics to conform to the current year presentation, operations of Global Supply Chain Services and Supply Chain Services are excluded from key operating statistics for the Freight Transportation Segment.

(2)             Billed Revenue does not include revenue deferral required for financial statement purposes under the company’s revenue recognition policy.

Contact:	Investors: Mr. David Humphrey, Vice President, Investor Relations
Telephone: (479) 785-6200

Media: Ms. Kathy Fieweger, Vice President, Marketing and Corporate Communications
Telephone: (479) 719-4358

END OF RELEASE